Prudential Jennison 20/20 Focus Fund
Annual period ending 11/30/14
File No: 811-08587

SUB-ITEM 77-C
Submission of Matters to a Vote of Security Holders

Results of Proxy Voting (Unaudited)

At the special meeting of shareholders held on November 26, 2014, shareholders of the Prudential Investment Portfolios 18, which is comprised of the Prudential Jennison 20/20 Focus Fund and Prudential Jennison MLP Fund (collectively, the "Funds"), approved the following proposal. Shareholders of all Funds voted together on the proposal:

To elect twelve Directors:

(a) Ellen S. Alberding;

               SHARES VOTED        % OF VOTED      % OF TOTAL
FOR          97,023,826.120         98.473%        76.106%
WITHHELD      1,504,858.004         1.527%         1.180%


(b) Kevin J. Bannon;

               SHARES VOTED        % OF VOTED      % OF TOTAL
FOR          96,957,798.056         98.406%         76.054%
WITHHELD      1,570,886.068         1.594%          1.232%

(c) Linda W. Bynoe;

               SHARES VOTED        % OF VOTED      % OF TOTAL
FOR          96,899,827.158        98.347%          76.009%
WITHHELD      1,628,856.966         1.653%           1.277%

(d) Keith F. Hartstein;

               SHARES VOTED        % OF VOTED      % OF TOTAL
FOR          97,081,457.804         98.532%         76.151%
WITHHELD      1,447,226.320         1.468%          1.135%

(e) Michael S. Hyland;

               SHARES VOTED        % OF VOTED      % OF TOTAL
FOR          96,935,205.460        98.383%          76.037%
WITHHELD      1,593,478.664         1.617%           1.249%

(f) Stephen P. Munn;

               SHARES VOTED        % OF VOTED      % OF TOTAL
FOR           96,935,439.714        98.383%         76.037%
WITHHELD       1,593,244.410         1.617%          1.249%

(g) James E. Quinn;

               SHARES VOTED        % OF VOTED      % OF TOTAL
FOR          96,951,575.544         98.400%         76.049%
WITHHELD      1,577,108.580         1.600%           1.237%

(h) Richard A. Redeker;

               SHARES VOTED        % OF VOTED      % OF TOTAL
FOR           96,916,254.866        98.364%         76.022%
WITHHELD       1,612,429.258        1.636%           1.264%

(i) Stephen G. Stoneburn;

               SHARES VOTED        % OF VOTED      % OF TOTAL
FOR          96,892,415.462         98.340%          76.003%
WITHHELD      1,636,268.662          1.660%          1.283%

(j) Stuart S. Parker;

               SHARES VOTED        % OF VOTED      % OF TOTAL
FOR          97,052,491.624         98.502%        76.129%
WITHHELD      1,476,192.500         1.498%          1.157%

(k) Scott E. Benjamin; and

               SHARES VOTED        % OF VOTED      % OF TOTAL
FOR          97,091,234.021         98.542%         76.159%
WITHHELD      1,437,450.103         1.458%           1.127%

(l) Grace C. Torres.

               SHARES VOTED        % OF VOTED      % OF TOTAL
FOR           97,054,051.601        98.504%         76.130%
WITHHELD       1,474,632.523        1.496%           1.156%


The special meetings of shareholders of the Prudential Jennison 20/20 Focus Fund (the "Fund") held on November 26, 2014, was adjourned to December 3, 2014, and further adjourned to December 10, 2014, January 9, 2015, and February 9, 2015, to permit further solicitation of proxies on the following proposals:

Proposal 1: To permit PI to enter into or make material changes to the Fund's subadvisory agreements with subadvisers that are wholly-owned subsidiaries of PI or a sister company of PI (wholly-owned subadvisers) without shareholder approval; and

Proposal 2: To designate the Fund's investment objective as a non-fundamental policy of the Fund, meaning that the Fund's investment objective could be changed with the approval of the Fund's Board of Directors, but without shareholder approval.